Exhibit 99.1

Worksport Announces 1-for-10 Reverse Stock Split as Part of Nasdaq Compliance Plan

CEO Shares Confidence And Emphasizes Catalyst Events To Come

West Seneca, New York, March 14, 2025 — Worksport Ltd. (NASDAQ: WKSP) (“Worksport” or the “Company”), a U.S. based manufacturer and innovator of hybrid and clean energy solutions for the light truck, overlanding, and global consumer goods sectors, today announced that it will effect a 1-for-10 reverse stock split of its common stock. The reverse stock split will become effective at 12:01 a.m. Eastern Time on Tuesday, March 18, 2025, and the Company’s common stock will commence trading on the Nasdaq Capital Market (“Nasdaq”) on a post-split basis at the opening of the market on March 18, 2025, pending confirmation by the Depository Trust Company and the Nasdaq. The Company’s common stock will continue to trade on the Nasdaq under the Company’s existing trading symbol, “WKSP”, and a new CUSIP number 98139Q308 has been assigned as a result of the reverse stock split.

Chief Executive Officer, Steven Rossi, comments, “Worksport fundamentally remains unchanged after this split. We’re growing steadily, targeting cash flow positivity in 2025, and gearing up for the launch of our flagship clean-energy lifestyle products, COR and SOLIS, later this year. We have a robust list of catalysts ahead of us and look forward to the months ahead. Stay tuned for new developments.”

The Company expects that the reverse stock split, which was approved by the Company’s Board of Directors on February 25, 2025, will increase the price per share of the Company’s common stock, and is part of the Company’s strategy to regain compliance with the $1.00 minimum bid price requirement of the Nasdaq. Pursuant to Section 78.207 of the Nevada Revised Statutes, shareholder approval is not required to effectuate the reverse stock split as it will not increase the number of authorized shares of the common stock, and the number of authorized shares will be proportionately adjusted to reflect the reverse stock split.

At the effective time of the reverse stock split, each ten (10) shares of the Company’s issued and outstanding common stock will be automatically converted into one (1) issued and outstanding share of common stock without any change in the par value of $0.0001 per share or the total number of authorized shares. The reverse stock split will reduce the Company’s number of common shares outstanding, as of March 13, 2025, from approximately 47,944,518 shares to approximately 4,794,452 shares. No fractional shares of common stock will be issued in connection with the reverse stock split, and stockholders who would otherwise be entitled to receive a fractional share will be rounded up at a participant level in lieu thereof.

Stockholders of record will receive information regarding their share ownership following the reverse stock split from the Company’s transfer agent, VStock Transfer, LLC. (“VStock”). The address for VStock is 18 Lafayette Place, Woodmere, NY 11598, and VStock can be reached at +1-212-828-8436.

For more information on Worksport, please visit, http://investors.worksport.com

About Worksport

Worksport Ltd. (Nasdaq: WKSP), through its subsidiaries, designs, develops, manufactures, and owns the intellectual property on a variety of tonneau covers, solar integrations, portable power systems, and clean heating & cooling solutions. Worksport has an active partnership with Hyundai for the SOLIS Solar cover. Additionally, Worksport’s hard-folding cover, designed and manufactured in-house, is compatible with all major truck models and is gaining traction with newer truck makers including the electric vehicle (EV) sector. Worksport seeks to capitalize on the growing shift of consumer mindsets towards clean energy integrations with its proprietary solar solutions, mobile energy storage systems (ESS), and Cold-Climate Heat Pump (CCHP) technology. Terravis Energy’s website is terravisenergy.com.

For more information, please visit investors.worksport.com.

Connect with Worksport

Please follow the Company’s social media accounts on X (previously Twitter), Facebook, LinkedIn, YouTube, and Instagram (collectively, the “Accounts”), the links of which are links to external third-party websites, as well as sign up for the Company’s newsletters at investors.worksport.com. The Company does not endorse, ensure the accuracy of, or accept any responsibility for any content on these third-party websites other than content published by the Company.

Product social media	Investor social media
Instagram	X (formerly Twitter)
Facebook	LinkedIn
YouTube	Link to Newsletter

Investors and others should note that the Company announces material financial information to our investors using our investor relations website, press releases, Securities and Exchange Commission (“SEC”) filings, and public conference calls and webcasts. The Company also uses social media to announce Company news and other information. The Company encourages investors, the media, and others to review the information the Company publishes on social media.

The Company does not selectively disclose material non-public information on social media. If there is any significant financial information, the Company will release it broadly to the public through a press release or SEC filing prior to publishing it on social media.

For additional information, please contact:

Investor Relations, Worksport Ltd. T: 1 (888) 554-8789 -128 W: investors.worksport.com W: www.worksport.com E: investors@worksport.com

Forward-Looking Statements

The information contained herein may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “scheduled,” “expect,” “future,” “intend,” “plan,” “project,” “envisioned,” “should,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. These statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) supply chain delays; (ii) acceptance of our products by consumers; (iii) delays in or nonacceptance by third parties to sell our products; and (iv) competition from other producers of similar products. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, including, without limitation, our latest Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.